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                                                                     EXHIBIT 5.1


                      [Letterhead of Baker Botts L.L.P.]


063718.0509

                                                               February 20, 2004



Halliburton Company
1401 McKinney, Suite 2400
Houston, Texas  77010

Ladies and Gentlemen:

        As set forth in the Registration Statement on Form S-4 (the "Registration Statement") filed by Halliburton Company, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of $500 million aggregate principal amount of Senior Notes due 2007 (the "New Notes") to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of its issued and outstanding Senior Notes due 2007 (the "Outstanding Notes"), we are passing upon certain legal matters in connection with the New Notes for the Company. The New Notes are to be issued under an Indenture dated as of October 17, 2003 between the Company and JPMorgan Chase Bank, as trustee, as supplemented by that certain Third Supplemental Indenture thereto dated as of January 26, 2004 (as so supplemented, the "Indenture"). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

        In our capacity as counsel to the Company in connection with the matters referred to above, we have examined the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, the Indenture, the form of the New Notes and the originals, or copies certified or otherwise identified, of corporate records of the Company furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinion, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that all signatures on documents examined by us are genuine, all documents submitted to us are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

        On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when
(i) the Registration Statement has become effective under the Act and the Indenture has been qualified under the Trust Indenture
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Act of 1939, as amended, and (ii) the New Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        The opinion set forth above is based on and limited in all respects to matters of the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York, each as currently in effect.

        We hereby consent to the filing of this opinion of counsel as Exhibit
5.1 to the Registration Statement and to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    BAKER BOTTS L.L.P.